                                                                       EXHIBIT 1


                            ACQUISITION AGREEMENT*


                                  dated as of

                                 March 19, 1999

                                    between

                            MICRON TECHNOLOGY, INC.

                                      and

                                 PIXTECH, INC.


                       relating to the purchase and sale

                                       of

                       Micron's Display Division Business


                     *  CERTAIN CONFIDENTIAL INFORMATION

                     IN THIS EXHIBIT HAS BEEN OMITTED AND

                             SEPARATELY FILED WITH

                         THE COMMISSION.  CONFIDENTIAL

                       TREATMENT REQUESTED WITH RESPECT

                           TO THE OMITTED PORTIONS.

                               TABLE OF CONTENTS
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ARTICLE I DEFINITIONS................................................ 1

  SECTION 1.1. Definitions........................................... 1

ARTICLE II PURCHASE AND SALE OF DISPLAY DIVISION BUSINESS............ 7

  SECTION 2.1.  Purchase and Sale.................................... 7
  SECTION 2.2.  Excluded Assets...................................... 7
  SECTION 2.3.  Assumed Liabilities.................................. 7
  SECTION 2.4.  Excluded Liabilities................................. 7
  SECTION 2.5.  Display Division Purchase Consideration.............. 7
  SECTION 2.6.  Assignment of Contracts and Rights................... 8

ARTICLE III.........................................................  8

ARTICLE IV CLOSING..................................................  8

  SECTION 4.1.  Closing.............................................  8

ARTICLE V REPRESENTATIONS AND WARRANTIES OF MICRON..................  9

  SECTION 5.1.  Corporate Existence and Power.......................  9
  SECTION 5.2.  Corporate Authorization.............................  9
  SECTION 5.3.  Governmental Authorization.......................... 10
  SECTION 5.4.  Noncontravention.................................... 10
  SECTION 5.5.  Required Consents................................... 10
  SECTION 5.6.  Absence of Certain Changes.......................... 10
  SECTION 5.7.  Material Contracts.................................. 11
  SECTION 5.8.  Licenses and Permits................................ 12
  SECTION 5.9.  Litigation.......................................... 13
  SECTION 5.10.  Properties......................................... 13
  SECTION 5.11.  Environmental Matters.............................. 13
  SECTION 5.12.  Purchase for Investment............................ 14
  SECTION 5.13.  Accredited Investor................................ 14
  SECTION 5.14.  Exempt from Registration; Restricted Securities.... 14
  SECTION 5.15.  Legends............................................ 14
  SECTION 5.16.  Employees.......................................... 15

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PIXTECH................ 15

  SECTION 6.1.  Corporate Existence and Power....................... 15
  SECTION 6.2.  Corporate Authorization............................. 15
  SECTION 6.3.  Governmental Authorization.......................... 15
  SECTION 6.4.  Noncontravention.................................... 16

                                      -i-
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                               TABLE OF CONTENTS
                                  (continued)
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  SECTION 6.5.  Required Consents................................... 16
  SECTION 6.6.  SEC Filings......................................... 16
  SECTION 6.7.  Capitalization...................................... 18
  SECTION 6.8.  Valid Issuance of Securities........................ 18
  SECTION 6.9.  Compliance with Securities Laws..................... 18
  SECTION 6.10.  Litigation......................................... 18
  SECTION 6.11.  Finders' Fees...................................... 19
  SECTION 6.12.  Full Disclosure.................................... 19
  SECTION 6.13.  Investment Company Act............................. 19
  SECTION 6.14.  No Investment Advisor Affiliation.................. 19
  SECTION 6.15.  Possession of Intellectual Property................ 19
  SECTION 6.16.  Possession of Licenses and Permits................. 19
  SECTION 6.17.  Taxes.............................................. 20

ARTICLE VII COVENANTS OF MICRON WITH RESPECT TO ACQUIRED BUSINESS... 20

  SECTION 7.1.  Conduct of the Acquired Business.................... 20
  SECTION 7.2.  Access to Information, Confidentiality.............. 21
  SECTION 7.3.  Notices of Certain Events........................... 21
  SECTION 7.4.  Covenant Not to Compete............................. 22
  SECTION 7.5.  Transferred Employees............................... 22

ARTICLE VIII COVENANTS OF PIXTECH................................... 22

  SECTION 8.1.  Stockholder Approval................................ 22
  SECTION 8.2.  Access to Information; Confidentiality.............. 23
  SECTION 8.3.  Notices of Certain Events........................... 23
  SECTION 8.4.  Cooperation......................................... 23

ARTICLE IX COVENANTS OF MICRON AND PIXTECH.......................... 23

  SECTION 9.1.  Commercially Reasonable Efforts;
                 Further Assurances................................. 24
  SECTION 9.2.  Certain Filings..................................... 24
  SECTION 9.3.  Public Announcements................................ 24
  SECTION 9.4.  Required Consents................................... 24
  SECTION 9.5.  Display Division Personnel.......................... 25
  SECTION 9.6.  Display Division Financing Arrangements............. 26
  SECTION 9.7.  Tax matters......................................... 27

ARTICLE X LICENSED INTELLECTUAL PROPERTY............................ 28

  SECTION 10.1.  Licensed Intellectual Property..................... 28

                                      -ii-
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                               TABLE OF CONTENTS
                                  (continued)
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ARTICLE XI CONDITIONS TO CLOSING.................................... 29

  SECTION 11.1.  Conditions to Obligations of Micron and PixTech.... 29
  SECTION 11.2.  Conditions to Obligations of Micron................ 29
  SECTION 11.3.  Conditions to Obligations of PixTech............... 30

ARTICLE XII SURVIVAL; INDEMNIFICATION............................... 31

  SECTION 12.1.  Survival........................................... 31
  SECTION 12.2.  Indemnification.................................... 31
  SECTION 12.3.  Procedures......................................... 32
  SECTION 12.4.  Calculation of Damages............................. 33
  SECTION 12.5.  Assignment of Claims............................... 33
  SECTION 12.6.  Exclusivity........................................ 33

ARTICLE XIII TERMINATION............................................ 33

  SECTION 13.1.  Grounds for Termination............................ 33
  SECTION 13.2.  Effect of Termination.............................. 34

ARTICLE XIV MISCELLANEOUS........................................... 34

  SECTION 14.1.  Notices............................................ 35
  SECTION 14.2.  Amendments and Waivers............................. 36
  SECTION 14.3.  Expenses........................................... 36
  SECTION 14.4.  Successors and Assigns............................. 36
  SECTION 14.5.  Governing Law...................................... 36
  SECTION 14.6.  Counterparts; Third Party Beneficiaries............ 36
  SECTION 14.7.  Entire Agreement................................... 36
  SECTION 14.8.  Captions........................................... 36
  SECTION 14.9.  Disclosure Schedules............................... 36

Schedules and Exhibits
----------------------

Schedule 1.1-A   Acquired Assets
Schedule 1.1-B   Assumed Contracts
Schedule 1.1-C   Excluded Liabilities
Schedule 9.6     Secured Assets

Exhibit A        Intellectual Property License
Exhibit B        Investor Rights Agreement
Exhibit C        Lease Agreement
Exhibit D        PixTech Warrant Agreement

                             ACQUISITION AGREEMENT


     This ACQUISITION AGREEMENT, dated as of March 19, 1999, is between Micron Technology, Inc., a Delaware corporation ("Micron"), and PixTech, Inc., a Delaware corporation ("PixTech").


                             W I T N E S S E T H :

     WHEREAS, Micron desires to sell to PixTech and PixTech desires to purchase from Micron substantially all of the assets of Micron's Display Division Business, upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

      SECTION  1.1       Definitions.

          (a)  The following terms, as used herein, have the following meanings:

     "Acquired Assets" means all of Micron's right, title and interest in (i) the assets relating primarily or solely to the Display Division Business located at 3000 South Denver Way, Boise, Idaho 83705, Boise, Idaho and which are more particularly described on Schedule 1.1-A to this Agreement, and (ii) all of
                          --------------
Micron's rights under the Assumed Contracts.

     "Acquired Business" means the Acquired Assets and the Assumed Liabilities.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Ancillary Agreements" means the Lease Agreement, the Patent Cross License Agreement, the Micron Noncompete Agreement, the PixTech Warrant, the Investor Rights Agreement, the Micron Guaranty, the PixTech Security Agreement and the Consulting Agreement, and each other document or agreement delivered by Micron or PixTech in connection with this Agreement.

     "Assumed Contracts" means those contracts, agreements, leases, commitments and sales and purchase orders of Micron relating to the Display Division Business listed on Schedule 1.1-B to this Agreement.
                   --------------

     "Assumed Liabilities" means those debts, obligations, contracts and liabilities of Micron of related to or arising out of the conduct of the Display Division Business listed on Schedule 1.1-C to this Agreement.
                            --------------

     "BancBoston" means BancBoston Leasing, Inc.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended on or prior to the date hereof, and any rules or regulations promulgated thereunder.

     "Closing Date" means the date of the Closing.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Consulting Agreement" means the consulting agreement among Micron, PixTech and David A. Cathey, in form and substance reasonably satisfactory to Micron, PixTech and David A. Cathey, containing, among other terms, the terms contained in Schedule 9.5.
   -------------

     "DARPA" means the United States Defense Advance Research Projects Agency.

     "DARPA Contract" means the agreements, as amended, between Micron and DARPA relating to the development of a field emission display for use in an M1A2 tank (Contract Nos. DABT 63-97-C-0001, DAB 63-94-C-0012, DAAB 07-97-C-J033 and DABT
63-93-C-0025).

     "Display Division Business" means Micron's worldwide operations relating to its Display Division, including the development, manufacture and sale of field emission displays.

     "Display Division Financing Agreements" means (i) the Security Agreement dated February 21, 1997 by and between Micron Display Technology, Inc. and BancBoston, the Promissory Note #1, dated February 21, 1997 by Micron Display Technology, Inc. in favor of BancBoston, and the Assumption Agreement dated December 30, 1997 by and between BancBoston and Micron; and (ii) the Amended and Restated Promissory Note H-1D dated October 31, 1997 by Micron in favor of Heller, the Amended and Restated Master Security Agreement dated October 31, 1997 by and between Micron and Heller, and the Assumption Agreement dated October 31, 1997, by and between Micron and Heller.

     "Environmental Laws" means any and all statutes, laws, regulations and rules, in each case as in effect on the date hereof, that have as their principal purpose the protection of human health, safety and the environment.

     "Excluded Liabilities" means those debts, obligations, contracts and liabilities of Micron other than Assumed Liabilities listed on Schedule 1.1-C to
                                                               --------------
this Agreement.

     "Hazardous Substance" means (i) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes, " " toxic substances," "toxic pollutants," "hazardous air pollutants," "contaminants," "toxic chemicals," "toxic," "hazardous chemicals," "extremely hazardous substances," "pesticides," "oil" or related materials as defined in any applicable Environmental Law or (ii) any petroleum or petroleum products, oil, natural or synthetic gas, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and radon.

     "Heller" means Heller Financial, Inc.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Intellectual Property" means all rights arising out of: (i) patents, pending patent applications and patent invention disclosures for which patent applications have not yet been filed ("Patents"); (ii) trade secrets and know how ("Trade Secrets"); (iii) trademarks, servicemarks and applications for registration of such ("Trademarks"); (iv) copyrights, copyright registrations and applications for registration ("Copyrights"); and (v) mask works, mask work registrations and applications for such registration ("Mask Works"). "Non-Patent Intellectual Property," as used in Section X shall consist of rights arising out of the subject matter of forgoing categories (ii) through (v).

     "Investor Rights Agreement" means the investor rights agreement substantially in the form attached hereto as Exhibit A.
                                             ---------

     "Lease Agreement" means the lease agreement substantially in the form attached hereto as Exhibit B with respect to the real property and premises
                   ---------
located at 3000 South Denver Way, Boise, Idaho  83705.

     "Licensed Intellectual Property" means the Intellectual Property licensed to PixTech pursuant to Section X herein.

     "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other encumbrance in respect of such property or asset.

     "Material Adverse Effect" means (i) as to Micron, a material adverse effect on the business, results of operations or financial condition of the Acquired Business, taken as whole, except any such effect resulting from or arising in connection with (x) this Agreement or the transactions contemplated hereby or
(y) changes in economic, regulatory or political conditions, and (ii) as to PixTech, a material adverse effect on the business, results of operations or financial condition, of

PixTech, taken as whole, except any such effect resulting from or arising in connection with (x) this Agreement or the transactions contemplated hereby or
(y) changes in economic, regulatory or political conditions.

     "Micron Guaranty" means the guaranty or other credit support that may be offered by Micron in favor of the lenders under the Display Division Financing Agreements on terms required by such lenders and acceptable to Micron.

     "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Patent Cross License Agreement" means the patent cross license agreement in the form attached hereto as Exhibit C.
                               ---------

     "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "PixTech Closing Market Price""  means $1.825.

     "PixTech Warrant Agreement" means the warrant agreement substantially in the form attached hereto as Exhibit D.
                            ---------

     "Required Consents" means the Micron Required Consents and the PixTech Required Consents.

     "SEC" means the Securities and Exchange Commission or any successor agency.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Shares" means the shares of PixTech Common Stock issued as part of the Display Division Purchase Consideration and the PixTech Common Stock Purchase Consideration.

     "Small Area Display Business" means Micron's field emission display business relating to flat panel screens of 0.55 inch or less diagonal size.

     "Subsidiary" means a corporation, company or other entity:

     (a) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, now or hereafter, owned or controlled by a party hereto or such third party, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists; or

     (b) which does not have outstanding shares or securities, as may be the case in a partnership, joint venture or unincorporated association, but more than fifty percent (50%) of whose ownership interest representing the right to make the decisions for such corporation, company or other entity is now or hereafter owned or controlled by a party hereto or such third party (regardless of whether such right to make decisions is exercised or delegated to another), but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

     "Tax" means any tax, impost, license, fee, charge, levy, rate, penalty or other assessment (including, without limitation, any sales, use, income, gross receipts, net income, bulk sale, franchise, excise, property, and valorem, motor vehicle, custom, duty, payroll, employment, environmental, net worth, capital, withholding, occupancy, value-added gains and transfer taxes, any similar tax and including all interest, penalties, or additions thereto) imposed or asserted by any governmental authority, whether or not disputed.

     "Tax Return" means any return, declaration, report, claim for refund, information statement relating to Taxes including any schedule attached thereto and any amendment thereto.

     "Transaction Agreements" means this Agreement and the Ancillary Agreements.

          (b) Each of the following terms is defined in the Section set forth opposite such term:

Term                                          Section
Claim                                            12.3

Closing                                           4.1

Damages                                          12.2

Display Division Purchase Consideration           2.4

GAAP                                              6.6(b)

Indemnified Party                                12.3

Indemnifying Party                               12.3

Initial Period                                    9.6

Micron Disclosure Schedule                       Article V

Micron Required Consents                          5.5

Nondisclosure Agreement                           7.2

PixTech Balance Sheet Date                        6.6(b)

PixTech Common Stock                              2.4(a)

PixTech Disclosure Schedule                       Article VI

PixTech Required Consents                         6.5

PixTech SEC Documents                             6.6(a)

PixTech Security Agreement                        9.6

PixTech Stockholder Approval                      6.5

PixTech Taxes                                     9.7(b)

PixTech 10-K                                      6.6(a)

PixTech 10-Q                                      6.6(a)

PixTech Warrant                                   2.5(b)

Permits                                           5.8

Permitted Liens                                   5.10

Post-Closing Period                               9.7(b)

Potential Contributor                            12.5

Price Allocation                                  9.7(a)

Straddle Period                                   9.7(b)

Third Party Claim                                12.3

Transferred Employee                              9.5(a)


                                  ARTICLE II
                 PURCHASE AND SALE OF DISPLAY DIVISION BUSINESS

      SECTION 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, PixTech agrees to purchase from Micron, and Micron agrees to sell, convey, transfer, assign and deliver to PixTech, the Acquired Assets, subject to all Permitted Liens.

      SECTION 2.2. Excluded Assets. PixTech expressly understands and agrees that the Acquired Assets shall not include any cash, real property or intellectual property (whether owned by Micron or licensed to Micron from third parties) relating to the Display Division Business, except (in the case of cash) to the extent expressly listed on Schedule 1.1-A to this Agreement and (in the
                                  --------------
case of licensed intellectual property) to the extent expressly provided pursuant to Section 9.4. Without limiting the foregoing, PixTech expressly understands and agrees that while the Display Division Business may presently benefit from agreements between Micron and third parties related to the licensing of intellectual properties (whether such licenses pertain specifically to the Display Division Business or to Micron's business and operations generally), Micron's rights under such licensing agreements constitute Excluded Assets.

      SECTION 2.3. Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements and effective at the time of the Closing, PixTech shall unconditionally assume and agree to pay, satisfy and discharge when due in accordance with their terms, and PixTech shall fully and forever hold Micron and its Affiliates harmless against, any and all Assumed Liabilities.

      SECTION 2.4. Excluded Liabilities. All Excluded Liabilities shall remain the exclusive liabilities, obligations and commitments of Micron. However, to the extent necessary, in the reasonable opinion of Micron, PixTech shall use commercially reasonable efforts to cooperate with Micron in the defense of any claim or action with respect to any Excluded Liability; provided, that promptly after written request from PixTech, Micron shall reimburse PixTech for reasonable expenses (including attorneys fees) actually incurred by PixTech in cooperating with Micron on such defense.

      SECTION 2.5. Display Division Purchase Consideration. The purchase consideration for the Acquired Assets (the "Display Division Purchase Consideration") shall consist of the following:

      (a) 7,133,562 duly authorized, validly issued, fully paid and nonassessable shares of common stock, $0.01 par value of PixTech ("PixTech Common Stock") as such number shall be adjusted prior to the Closing Date to reflect any stock split, stock dividend, recapitalization or other similar events; and

      (b)   A warrant of PixTech (the "PixTech Warrant"), to purchase
310,000 shares of PixTech Common Stock at $2.25313 (which number shall be adjusted prior to the Closing Date to reflect any stock split, stock dividend, recapitalization or other similar events), exercisable at any time up to the second anniversary of the Closing Date, which warrants will be issued pursuant to the PixTech Warrant Agreement.

     The Display Division Purchase Consideration shall be paid as provided in
Section 4.1(a).

      SECTION 2.6. Assignment of Contracts and Rights. This Agreement shall not constitute an agreement to assign any agreement or any right thereunder if an attempted assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of PixTech or Micron thereunder in any material respect. If such consent is not obtained, Micron and PixTech will cooperate in a mutually agreeable arrangement under which PixTech would obtain the benefits and assume the obligations thereunder in accordance with this Agreement. Without limiting the foregoing, Micron and PixTech agree that PixTech shall not be required to assume the DARPA Contract that is an Assumed Contract (Contract No. DABT 63-97-C-0001) unless (i) PixTech will be subject to the same terms and conditions under such DARPA Contract as are now applicable to Micron and (ii) such DARPA Contract shall be amended to provide that PixTech's current base plate technology may be used to manufacture displays required to be delivered to DARPA under such DARPA Contract.


                                  ARTICLE III



                           [INTENTIONALLY LEFT BLANK]



                                  ARTICLE IV
                                    CLOSING

      SECTION 4.1. Closing. The Closing (the "Closing") of the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California, as soon as possible, but in no event later than 3 business days, after satisfaction or waiver of the conditions set forth in Article X, or at such other time or place as Micron and PixTech may agree. At the Closing:

          (a)   PixTech shall deliver to Micron:

               (i) a certificate representing the Shares described in Section 2.5(a) in connection with the Display Division Purchase Consideration; and

               (ii)    the PixTech Warrant;

          (b) Micron shall assign and transfer to PixTech all Acquired Assets by delivery of a General Assignment and Bill of Sale in form and substance reasonably satisfactory to Micron and PixTech, duly executed by Micron;

          (c) PixTech shall assume from Micron the due payment, performance and discharge of the Assumed Liabilities in accordance with the terms of this Agreement; and

          (d) Micron and PixTech shall also deliver the certificates and other contracts, documents and instruments required to be delivered under Article X, including the Ancillary Agreements.



                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF MICRON

     Except as disclosed in the disclosure schedule (the "Micron Disclosure Schedule") dated the date hereof and delivered by Micron to PixTech in connection with this Agreement, Micron represents and warrants to PixTech that:

      SECTION 5.1. Corporate Existence and Power. Micron is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign corporation and is in good standing under the laws of the State of Idaho.

      SECTION 5.2. Corporate Authorization. Micron has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and performance by Micron of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Micron. This Agreement constitutes, and the Ancillary Agreements to which it is a party, when executed and delivered by Micron, will constitute, valid and legally binding obligations of Micron, enforceable against the Micron in accordance with their respective terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

      SECTION 5.3. Governmental Authorization. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Micron is required in connection with the consummation of the transactions contemplated by this Agreement, except: (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the 1934 Act; and (iii) as may be necessary in connection with any DARPA Contracts that are Assumed Contracts.

      SECTION  5.4.       Noncontravention.  Except as set forth on Schedule 5.4
                                                                  ------------
to the Micron Disclosure Schedule, the execution, delivery and performance by Micron of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby do not and will not (i) violate the Certificate of Incorporation or Bylaws of Micron, (ii) assuming compliance with the governmental matters referred to in Section 5.3, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming the obtaining of all Required Consents, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Micron or to a loss of any benefit to which Micron is entitled under any provision of any material agreement or other instrument binding upon Micron, or (iv) result in the creation or imposition of any Lien on any Acquired Asset except for any Permitted Liens, except, in the case of clauses (ii) and (iii), individually and in the aggregate, as would not have a Material Adverse Effect.

      SECTION  5.5.       Required Consents.  Schedule 5.5 to the Micron
                                              ------------
Disclosure Schedule sets forth each material agreement or other instrument binding upon Micron, including those listed in Schedule 1.1-B to this Agreement,
                                               --------------
requiring a consent or other action by any Person (the "Micron Required Consents") as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing.

      SECTION  5.6.       Absence of Certain Changes.  Except as disclosed in

          Schedule 5.6 to the Micron Disclosure Schedule, since January 31,
          ------------
          1999, the Acquired Business has been conducted in the ordinary course consistent with past practices by Micron and there has not been:

          (a) any acquisition by Micron relating to assets or business material to the Acquired Business, other than in the ordinary course of business consistent with past practices and as contemplated by this Agreement;

          (b) any sale, lease or disposition by Micron relating to assets or business material to the Acquired Business, other than in the ordinary course of business consistent with past practices and as contemplated by this Agreement;

          (c) any (i) employment, deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) entered into with any director, officer or employee of Micron engaged primarily in the operations of the Acquired Business, (ii) grant of any severance or termination pay to any director, officer or employee of Micron engaged primarily in the operations of the Acquired Business or (iii) change in compensation or other benefits payable to any director, officer or employee of Micron engaged primarily in the operations of the Acquired Business pursuant to any severance or retirement plans or policies thereof, in each case other than in the ordinary course of business consistent with past practices.

          (d) any transaction by Micron relating solely to material assets or business of the Acquired Business except in the ordinary course of business as conducted as of January 31, 1999 and consistent with past practices;

          (e) any destruction of, damage to or loss of any assets material to Micron relating to the Acquired Business taken as a whole (whether or not covered by insurance);

          (f) any material revaluation by Micron of any material assets of the Acquired Business;

          (g) any amendment or termination of any material contract, agreement or license relating solely to material assets or business of the Acquired Business to which Micron is a party or by which it is bound except for amendments in the ordinary course of business that are not reasonably likely to have a Material Adverse Effect or scheduled expiration pursuant to the terms of the contract, agreement or license and not as a result of any breach;

          (h) any loan by Micron relating to material assets or business of the Acquired Business to any person or entity, or incurring by Micron of any indebtedness (except for indebtedness incurred in the ordinary course under existing credit lines or arrangements set forth in Micron Disclosure Schedule) relating solely to material assets or business of the Acquired Business;

          (i) any waiver or release of any material right or claim of Micron relating solely to material assets or business of the Acquired Business, including any write-off or other compromise of any account receivable of Micron relating solely to material assets or business of the Acquired Business, other than in the ordinary course of business and consistent with past practices;

         (j) any agreement by Micron to do any of the things described in the preceding clauses (a) through (i) (other than this Agreement).

      SECTION 5.7. Material Contracts. Except for the contracts disclosed in Schedule 5.7 to the Micron Disclosure Schedule, with respect to the
   ------------
Acquired Business primarily or solely (and not with respect to any other business of Micron generally), Micron is not a party to or bound by:

          (a) any partnership, joint venture or other similar agreement or arrangement;

          (b) any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); or

          (c) any agreement that limits the freedom of Micron, with respect to the Acquired Business only, to compete in any line of business or with any Person or in any area.

          (d) any agreement, contract or commitment relating to capital expenditures and involving future obligations in excess of $25,000 and not cancelable without penalty;

          (e) any mortgages, indentures, loans or credit agreements, security agreements relating to a material amount of assets or other agreements or instruments relating to the borrowing of money or extension of credit;

          (f) any other agreement, contract, commitment or lease which requires annual payments by Micron under any such agreement, contract, commitment or lease of $25,000 or more in the aggregate and is not cancelable without penalty within thirty (30) days;

          (g) any consulting arrangements and contracts for professional, advisory and other services involving payments of more than $25,000 in any year, including contracts under which Micron performs services for others;

          (h) any other material contracts made other than in the usual or ordinary course of business of Micron to which Micron is a party or under which Micron or any of its Subsidiaries is obligated.

Except as disclosed on Schedule 5.7 to the Micron Disclosure Schedule, Micron
                       ------------
has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which Micron is a party or by which it is bound of the type described in clauses (a) through (h) above in such a manner as would permit any other party to cancel or terminate any Assumed Contract, or would permit any other party to seek damages, in either case, which is reasonably likely to have a Material Adverse Effect.

      SECTION  5.8.     Licenses and Permits.  Schedule 5.8 to the Micron
                                               ------------
Disclosure Schedule correctly describes each governmental license, franchise, permit, certificate, approval or other similar authorization of Micron, other than as contemplated by the Patent Cross License Agreement, that is necessary to operate the Acquired Business as it is currently operated, except those that the absence of which would not reasonably be likely to have a Material Adverse Effect (the "Permits") together with the name of the government agency or entity issuing such Permit. Except as set forth on Schedule 5.8 to the
                                                   ------------
Micron Disclosure Schedule, (i) the Permits are valid and in full force and effect, (ii) Micron is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Permits, (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby and (iv) upon consummation of such transactions, PixTech will acquire all of the right, title and interest in all the Permits except for those that are not transferable in accordance with their terms, which are listed on Schedule 5.8 to the Micron
                                                    ------------
Disclosure Schedule and those that are the subject of the Patent Cross License Agreement.

      SECTION 5.9. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Micron, threatened against or affecting, Micron relating to the Acquired Business or any of Micron's properties relating to the Acquired Business, before any court or arbitrator or any governmental body, agency or official which is reasonably likely to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

      SECTION  5.10.       Properties.

          (a) Micron has good title to all material property and assets included in the Acquired Assets.

          (b)  Schedule 5.10(b) to the Micron Disclosure Schedule lists all
               ----------------
facts presently known to Micron that may affect the operation of the Acquired Assets. PixTech acknowledges that PixTech is acquiring the Acquired Assets AS IS, and that MICRON MAKES NO EXPRESS OR IMPLIED WARRANTIES OF ANY KIND OR AS TO ANY MATTER, INCLUDING AS TO THE MERCHANTABILITY OF ANY OF THE ACQUIRED ASSETS OR THEIR FITNESS FOR A PARTICULAR PURPOSE.

          (c)   None of such property or assets is subject to any Lien, except:

               (i)  Liens disclosed on Schedule 5.10(c) to the Micron Disclosure
                                       ----------------
                    Schedule;

              (ii) Liens for taxes, assessments and similar charges that are not yet due or are being contested in good faith;

             (iii) mechanic's, materialman's and similar charges that are not yet due or are being contested in good faith;

              (iv) Liens arising or incurred in the ordinary course of business; or

               (v) other Liens which do not materially interfere with the present use of, or materially detract from the value of, any property or assets that are material to the Acquired Business (paragraphs (i)-(iv) of this Section 5.10 are, collectively, the "Permitted Liens").

      SECTION  5.11.    Environmental Matters.  Except as set forth on Schedule
                                                                       --------
5.11 to the Micron Disclosure Schedule and except for matters that would not
----
reasonably be expected to have a Material Adverse Effect, to the knowledge of Micron, with respect to the Acquired Business:

          (a) The Acquired Business has not violated, and is not in violation of, any applicable Environmental Law and no notice, request for information, order, complaint or penalty has been received by Micron, and there are no judicial, administrative or other actions, suits or proceedings pending or threatened against Micron which allege a violation of any Environmental Law with respect to the Acquired Business;

          (b) Micron has obtained or caused to be obtained all environmental permits necessary for the operation of the Acquired Assets to comply with all applicable Environmental Laws and Micron is in compliance with the terms of such permits and other applicable Environmental Laws;

           (c) Neither Micron nor the Acquired Business has unlawfully discharged, disposed of or released, as those terms are defined in any Environmental Law, any Hazardous Substance on the Acquired Assets, or on any property now or previously owned, leased or used by the Acquired Business (including, without limitation, soils, surface and ground water, air, sewer systems and buildings) except for such discharge, disposal or release as would not have a material adverse effect on the Acquired Business; and

           (d) There are no underground storage tanks for Hazardous
Substances, active or abandoned, present at the Acquired Assets, or at any property now or previously owned, leased or used by the Acquired Business, and Micron has not received any written notice of the presence of any such tanks, to the extent that any removal or remediation associated therewith would have a material adverse effect on such property.

      SECTION 5.12. Purchase for Investment. Micron is acquiring the Shares and the PixTech Warrant for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.

      SECTION 5.13. Accredited Investor. Micron is an "accredited investor" as that term is defined in Rule 501(a)(8) of Regulation D as promulgated by the SEC under the Securities Act.

      SECTION 5.14. Exempt from Registration; Restricted Securities. Micron understands that the sale of the Shares and the PixTech Warrant, and the shares of PixTech Common Stock issuable upon exercise of the PixTech Warrant, will not be registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from registration under of the Securities Act, and that the reliance of PixTech on such exemption is predicated in part on Micron's representations set forth in this Agreement. Micron understands that the Shares and the PixTech Warrant, and the shares of PixTech Common Stock issuable upon exercise of the PixTech Warrant, are restricted securities within the meaning of Rule 144 under the Act, and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

      SECTION 5.15. Legends. Micron agrees that the Shares and the PixTech Warrant, and the shares of PixTech Common Stock issuable upon exercise of the PixTech Warrant, will bear legends and be subject to the restrictions on transfer as provided in the Stockholder Rights Agreement. In addition, Micron agrees that PixTech may place stop transfer orders with its transfer agents with respect to such instruments. The appropriate portion of the legend shall be removed in accordance with the provisions of the Stockholder Rights Agreement and the stop transfer orders shall be removed promptly upon delivery to PixTech of such satisfactory evidence as reasonably may be required by PixTech that such stop orders are not required to ensure compliance with the Securities Act.

      SECTION  5.16.     Employees.  Schedule 5.16 to the Micron Disclosure
                                     -------------
          Schedule sets forth, solely with respect to the employees listed on
Schedule 9.5 to the PixTech Disclosure Schedule, each such employee's title,
------------
years of service, current annual compensation, accrued and unpaid compensation, vacation and other amounts owed to such employee and the number and type of stock options held by each such employee (including the exercise price, vesting schedule and expiration date of each such option).

                                  ARTICLE VI
                   REPRESENTATIONS AND WARRANTIES OF PIXTECH

     Except as disclosed in the disclosure schedule (the "PixTech Disclosure Schedule") dated the date hereof and delivered by PixTech to Micron in connection with this Agreement, PixTech represents and warrants to Micron that:

      SECTION 6.1. Corporate Existence and Power. PixTech is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted except those that the absence of which would not have a Material Adverse Effect and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 6.2. Corporate Authorization. PixTech has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. Except as listed in Schedule 6.2 to the PixTech
                                              -------- ---
Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and performance by PixTech of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of PixTech. This Agreement constitutes, and the Ancillary Agreements to which it is a party, when executed and delivered by PixTech, will constitute, valid and legally binding obligations of PixTech, enforceable against the PixTech in accordance with their respective terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and (ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

      SECTION 6.3. Governmental Authorization. No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of PixTech is required in connection with the consummation of the transactions contemplated by this Agreement, except: (i) compliance with any applicable requirements of the HSR Act; (ii) compliance with any applicable requirements of the 1934 Act; and (iii) the filing of such qualifications or filings under the Securities Act and the regulations thereunder and all applicable state securities laws as may be required in connection with the transactions contemplated by this Agreement, including in connection with the issuance of the Shares and the

PixTech Warrant, and the PixTech Stockholder Approval. All such qualifications and filings will have been made or be effective on the Closing.

      SECTION 6.4. Noncontravention. The execution, delivery and performance by PixTech of each Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby do not and will not
(i) assuming receipt of the PixTech Stockholder Approval, violate the Restated Certificate of Incorporation or Bylaws of PixTech, (ii) assuming compliance with the governmental matters referred to in Section 6.3, violate in any material respect any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of PixTech or to a loss of any benefit to which PixTech is entitled under any provision of any material agreement or other instrument binding upon PixTech, or (iv) result in the creation or imposition of any Lien on any the assets of PixTech, except, in the case of clauses (ii) and (iii), individually and in the aggregate, as would not have a Material Adverse Effect.

      SECTION  6.5.       Required Consents.  Schedule 6.5 to the PixTech
                                              ------------
Disclosure Schedule sets forth each material agreement or other instrument binding upon PixTech requiring a consent or other action by any Person (the "PixTech Required Consents") as a result of the execution, delivery and performance of this Agreement, except such consents or actions as would not, individually or in the aggregate, have a Material Adverse Effect if not received or taken by the Closing. The PixTech Required Consents include the affirmative vote of a majority of the holders of PixTech Common Stock for (a) the increase of the Authorized Shares of Common Stock of PixTech as set forth in PixTech's Restated Certificate of Incorporation, (b) an increase in the number of shares authorized and reserved for issuance pursuant to PixTech's 1993 Stock Option Plan and (c) the issuance of the PixTech Common Stock to Micron as contemplated by this Agreement (collectively, the "PixTech Stockholder Approval"). PixTech has, prior to the date of this Agreement, provided Micron with a copy of the amendment to PixTech's Restated Certificate of Incorporation that will be the subject of the PixTech Stockholder Approval.

      SECTION  6.6       SEC Filings.

         (a)   Reports.  PixTech has furnished or made available to Micron prior
               -------
to the date hereof copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "PixTech Form 10-K"), its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (the "PixTech Form 10-Q's") and its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "PixTech 1997 Form 10-K"), and all other registration statements, reports and proxy statements filed by PixTech with the SEC on or after December 31, 1998 (the PixTech Form 10-K, the PixTech Form 10-Q's, the PixTech 1997 Form 10-K and such registration statements, reports and proxy statements are collectively referred to herein as the "PixTech SEC Documents"). Each of the PixTech SEC Documents, as of the respective date thereof (or if amended or superseded by a filing prior to the closing date of this Agreement, then on the date of such filing), did not, and each of the registration statements, reports and proxy statements filed by PixTech with the SEC after the date hereof and prior to the Closing will not, as of the date thereof (or if amended or superseded by a filing prior to the date of this

Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. PixTech is not a party to any material contract, agreement or other arrangement which was required to have been filed as an exhibit to the PixTech SEC Documents that was not so filed.

          (b)    Financial Statements.  The SEC Documents include PixTech's
                 --------------------
audited financial statements for the fiscal year ended December 31, 1998 (the "PixTech Balance Sheet Date"). Since the PixTech Balance Sheet Date, PixTech has duly filed with the SEC all registration statements, reports and proxy statements required to be filed by it under the Exchange Act and the Securities Act. The audited and unaudited consolidated financial statements of PixTech included in the SEC Documents filed prior to the date hereof fairly present, in conformity with generally accepted accounting principles ("GAAP") (except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in such financial statements or the notes thereto), the consolidated financial position of PixTech and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of unaudited interim financial statements).

          (c)    Absence of Certain Changes Since PixTech Balance Sheet.  Since
                 ------------------------------------------------------
the PixTech Balance Sheet Date, except as disclosed in or contemplated by the PixTech SEC Documents, the business and operations of PixTech have been conducted in the ordinary course consistent with past practice, and there has not been:

               (i) any declaration, setting aside or payment of any dividend or other distribution of the assets of PixTech with respect to any shares of capital stock of PixTech or any repurchase, redemption or other acquisition by PixTech or any Subsidiary of PixTech of any outstanding shares of PixTech capital stock;

              (ii) any damage, destruction or loss, whether or not covered by insurance, except for such occurrences that have not resulted, and are not expected to result, in a Material Adverse Effect;

              (iii) any waiver by PixTech of a valuable right or of a material debt owed to it, except for such waivers that have not resulted and are not expected to result, in a Material Adverse Effect;

               (iv) any material change or amendment to, or any waiver of any material rights under a material contract or arrangement by which PixTech or any of its assets or properties is bound or subject, except for changes, amendments or waivers that are expressly provided for or disclosed in this Agreement or that have not resulted, and are not expected to result, in a Material Adverse Effect;

                (v) any change by PixTech in its accounting principles, methods or practices or in the manner it keeps its accounting books and records, except any such change required by a change in GAAP; and

               (vi) any other event or condition of any character, except for such events and conditions that have not resulted, either individually or collectively, in a Material Adverse Effect.

          (d)    S-3 Eligibility.  PixTech meets the eligibility requirements
                 ---------------
               set forth in paragraph I of the General Instructions to Form S-3 for the use of such Form for the registration of securities in a transaction involving secondary offerings, as described in such General Instructions.

      SECTION 6.7. Capitalization. The authorized and outstanding capital stock of PixTech as of the date hereof, without giving effect to the transactions contemplated by this Agreement, the authorized capital stock of PixTech consists of (a) 30,000,000 shares of common stock, $0.01 par value per share, of which 15,150,329 shares were validly issued and outstanding, fully paid and non-assessable as of March 3, 1999, (b) 500,000 shares of Series E Preferred Stock, $0.01 par value per share, of which 367,269 shares are validly issued and outstanding, fully paid and non-assessable, and (c) 500,000 shares of undesignated preferred stock, $0.01 par value per share, none of which are issued and outstanding. All outstanding shares of capital stock have been duly authorized, and all such issued and outstanding shares have been validly issued and are fully paid and nonassessable. Schedule 6.7 to the PixTech Disclosure
                                      ------------
Schedule or the PixTech SEC Documents include information regarding equity securities reserved for issuance to officers, directors, employees or independent contractors or affiliates of PixTech under PixTech's employee stock option and purchase plans and upon conversion of convertible securities. Except as set forth in Schedule 6.7 to the PixTech Disclosure Schedule or the PixTech
                ------------
SEC Documents, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which PixTech is a party or by which it is bound obligating PixTech to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of PixTech or obligating PixTech to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

      SECTION 6.8. Valid Issuance of Securities. Following receipt of the PixTech Stockholder Approval, the Shares and the shares of PixTech Common Stock issuable upon exercise of the PixTech Warrant will be duly authorized and reserved and, when delivered to and paid for by Micron in accordance with the provisions of this Agreement and (in the case of the shares of PixTech Common Stock issuable upon exercise of the PixTech Warrant) the Warrant Agreement, will be validly issued, fully paid and non-assessable.

      SECTION 6.9. Compliance with Securities Laws. Assuming the accuracy of the representations made by Micron in Section 5 hereof, the Shares and the shares of PixTech Common Stock issuable upon exercise of the PixTech Warrant will be issued to Micron in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.

      SECTION  6.10     Litigation.  Except as set forth in Schedule 6.10 to the
                                                            -------------
PixTech Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or to the knowledge of PixTech, threatened against or affecting PixTech before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

      SECTION  6.11.     Finders' Fees.  Except as set forth in Schedule 6.11 to
                                                                -------------
the PixTech Disclosure Schedule, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of PixTech who might be entitled to any fee or commission from Micron upon consummation of the transactions contemplated by this Agreement.

      SECTION 6.12. Full Disclosure. The information contained in this Agreement, the PixTech Disclosure Schedule and the PixTech SEC Documents with respect to the business, operations, results of operations and financial condition of PixTech, and the transactions contemplated by this Agreement are true and complete in all material respects and do not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      SECTION 6.13. Investment Company Act. PixTech is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 Act"), and PixTech will not be required to register as an "investment company" as a result of the transactions contemplated herein.

      SECTION 6.14. No Investment Advisor Affiliation. PixTech is not an "investment advisor," "affiliated company" or an "affiliated person" of an "investment advisor" within the meaning of the 1940 Act.

      SECTION 6.15. Possession of Intellectual Property. Except as disclosed in reports filed with the SEC pursuant to the Exchange Act, PixTech owns or possesses, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, the "Intellectual Property") necessary to carry on the business now operated by PixTech and, except as disclosed in reports filed with the SEC pursuant to the Exchange Act, PixTech has not received or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of PixTech, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

      SECTION 6.16. Possession of Licenses and Permits. PixTech possesses such permits, licenses, consents and other authorizations (collectively, "Governmental Licenses") issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by it; PixTech is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such governmental

Licenses to be in full force and effect would not have a Material Adverse Effect; and PixTech has not received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.

      SECTION 6.17. Taxes. PixTech has (a) filed or caused to be filed all Tax Returns which, to the knowledge of PixTech, are required to be filed by it, and paid all Taxes shown to be due and payable on said returns or on any Tax assessments made against it or any property and all other Taxes imposed on it by any governmental authority in the jurisdictions in which it operates, except for any such Taxes and assessments (i) the amount of which is not individually or in the aggregate material to the business or operations of PixTech or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which PixTech has established adequate reserves in accordance with generally accepted accounting principles, and (b) provided adequate accruals in all material respects in accordance with GAAP in its financial statements for any taxes that have not been paid, whether or not shown on as being due on any returns.

                                   ARTICLE VII
             COVENANTS OF MICRON WITH RESPECT TO ACQUIRED BUSINESS

     Micron agrees that:

      SECTION 7.1. Conduct of the Acquired Business. From the date hereof until the Closing Date, Micron shall conduct the Acquired Business in the ordinary course consistent with past practice, (except to the extent Micron believes it is necessary or prudent to reduce or limit the scale of the Acquired Business as contemplated by this Agreement) and use reasonable efforts to preserve intact the Acquired Assets and relationships with third parties. From the date hereof to the Closing Date, Micron shall consult with PixTech from time to time concerning any proposed activities that could reasonably be expected to have a material effect on the Acquired Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as disclosed on Schedule 7.1 to the Micron Disclosure Schedule, Micron will not,
             ------------
with respect to the Acquired Business:



         (a) encumber or license (except pursuant to existing contracts or commitments), or sell, lease, license or otherwise dispose of, any material assets or property, in each case except in the ordinary course consistent with past practice;

         (b) enter into any partnership arrangements, joint development agreements or strategic alliances;

         (c) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material amount of operating assets;

         (d) incur any indebtedness for borrowed or guarantee any such indebtedness (or enter any other guarantee, keep-well, capital maintenance or other similar agreement);

         (e) make any individual capital expenditure or commitment, or series of related capital expenditures or commitments, outside the ordinary course of business, exceeding $25,000; or

         (f)   engage in any activities to expand the Small Area Display
               Business.

      SECTION 7.2. Access to Information, Confidentiality. From the date hereof until the Closing Date, subject to the provisions of the Nondisclosure Agreement dated January 26, 1999 between Micron and PixTech (the "Nondisclosure Agreement") and any other confidentiality, nondisclosure or applicable agreement to which PixTech is bound, Micron will (i) give PixTech, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Acquired Business and to the books and records of Micron relating to the Acquired Business, (ii) furnish, for the Acquired Business, to PixTech, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Acquired Business as such Persons may reasonably request and (iii) instruct its employees, counsel and financial advisors, to cooperate with PixTech in its investigation of the Acquired Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the Acquired Business. Notwithstanding the foregoing, PixTech shall not have access to confidential information that relates to Micron as a whole, or to personnel records relating to the Acquired Business relating to individual performance or evaluation records except as to those individuals identified on Schedule 9.5 to the PixTech
                                                     ------------
Disclosure Schedule, medical histories or other information which in Micron's good faith opinion is sensitive or the disclosure of which could subject Micron to risk of liability.

      SECTION 7.3. Notices of Certain Events. Micron shall promptly notify PixTech of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any government or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

         (c) any actions, suits, claims, investigations or proceedings commenced relating to the Acquired Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.9; and

         (d) any written notice or communication received from a material vendor or supplier that such vendor or supplier will no longer supply goods or services to Micron relating to the Acquired Business, or from any Transferred Employee that such employee is terminating his employment with Micron.

      SECTION 7.4. Covenant Not to Compete. Micron covenants and agrees that for a period of three (3) years following the Closing Date, Micron shall not, directly or indirectly, anywhere in the world (the "Territory") manufacture, fabricate or assemble field emission displays. Micron agrees that this restriction on competition shall be deemed to be a series of separate covenants not-to-compete for each year within the three-year period of non-competition and separate covenants not-to-compete for each state within the United States and each country in the world. If any court of competent jurisdiction shall determine the foregoing covenant to be unenforceable with respect to the term thereof or the scope of the subject matter or geography covered thereby, then such covenant shall nonetheless be enforceable by such court against such other party or upon such shorter term or within such lesser scope as may be determined by the court to be reasonable and enforceable. Notwithstanding the foregoing, Micron may: (i) acquire all or a controlling interest in, or all or a majority of the assets of, any Person engaged in the manufacture, fabrication or assembly of field emission displays, provided, however, that Micron shall use commercially reasonable efforts to promptly divest itself of or shutdown that portion of the operation of such Person engaged in the manufacture, fabrication or assembly of field emission displays;
(ii) acquire up to 5% of the outstanding capital stock or other ownership interest in any Person engaged principally or otherwise in the manufacture, fabrication or assembly of field emission displays having a class of equity securities listed on any national or international securities exchange; (iii) buy field emission displays for its own internal use; and (iv) purchase field emission displays from another Person and resell such displays so long as Micron did not assist in the manufacture, fabrication or assembly of the purchased and resold field emission displays. The mere licensing of patents or other intellectual property by Micron, without more, shall not be deemed to be "assistance" in the manufacture, fabrication or assembly of field emission displays.

      SECTION  7.5.      Transferred Employees. Micron covenants and agrees that
(a) without PixTech's prior consent, it shall not increase the salary payable to any Transferred Employee prior to the Closing Date, and (b) as of the Closing Date, the only employees of the Display Division Business shall be the Transferred Employees. Micron hereby waives, effective on and after the Closing Date, any breach that would result under any agreement made by any Transferred Employee in favor of Micron not to compete with Micron, its business activities or otherwise, solely insofar as such breach arises by virtue of such Transferred Employee's employment by PixTech after the Closing Date.

                                   ARTICLE VIII
                              COVENANTS OF PIXTECH

     PixTech agrees that:

      SECTION 8.1. Stockholder Approval. PixTech will prepare and file with the SEC a proxy statement to its stockholders for the 1999 annual meeting of PixTech's stockholders to be held on or about April 27, 1999. Such proxy statement shall solicit to the PixTech Stockholder Approval. Such proxy statement will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Prior to filing such proxy statement or any amendment thereto with the SEC, PixTech will afford Micron reasonable time to review and comment on those portions of such proxy statement or amendment that describe the transactions contemplated by this

Agreement. Whenever any event occurs that is required to be set forth in an amendment or supplement to such proxy statement, PixTech will promptly inform Micron of such occurrence and shall make such filings with the SEC or other appropriate governmental agencies and mail appropriate notice to its stockholders. Such proxy statement will include the recommendation of the Board of Directors of PixTech in favor of the Stockholder Approval (except that the Board of Directors of PixTech may withdraw, modify or refrain from making such recommendation to the extent that the Board determines, in good faith, after consultation with outside legal counsel, that compliance with the Board's fiduciary duties under applicable law would require it to do so).

      SECTION 8.2. Access to Information; Confidentiality. Subject to the provision of the Nondisclosure Agreement, PixTech will, with respect to the Acquired Business, on and after the Closing Date, afford promptly to Micron and its agents reasonable access to its properties, books, records, employees and auditors as may be and to the extent necessary to permit Micron to determine any matter relating to Micron's rights and obligations under this Agreement or with respect to the Display Division Business for any period ending on or before the Closing Date; provided that any such access by Micron shall not unreasonably interfere with the conduct of the business of PixTech.

      SECTION 8.3. Notices of Certain Events. PixTech shall promptly notify Micron of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any government or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (c) any actions, suits, claims, investigations or proceedings commenced relating to PixTech or the Acquired Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 6.10.

         (d) any action by the Board of Directors of PixTech to withdraw or modify its approval of this Agreement or the transactions contemplated hereby, or its recommendation to the stockholders of PixTech to grant the PixTech Stockholder Approval.

      SECTION 8.4. Cooperation. PixTech covenants and agrees to cooperate with Micron as Micron may reasonably request, whether before, on or after the Closing Date, to enable such DARPA Contracts to be audited by DARPA and "closed out."



                                   ARTICLE IX
                        COVENANTS OF MICRON AND PIXTECH

     Micron and PixTech each agree that:

      SECTION 9.1. Commercially Reasonable Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, Micron and PixTech will use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Micron and PixTech agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

      SECTION 9.2. Certain Filings. Micron and PixTech shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement , including pursuant to the HSR Act and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

      SECTION 9.3. Public Announcements. The parties agree that the initial press release to be jointly issued by the parties with respect to the transactions contemplated by this Agreement shall be substantially and in all material respects in the form heretofore agreed to by the parties, and shall be released by the parties following the execution of this Agreement. The parties agree to consult with each other before issuing any subsequent press release or making any subsequent public statement with respect to this Agreement or the transactions contemplated hereby.

      SECTION 9.4. Required Consents. Each of Micron and PixTech shall use its commercially reasonable efforts to obtain prior to the Closing the Micron Required Consents and the PixTech Required Consents, respectively. Prior to the Closing, PixTech shall cooperate with Micron in connection with Micron's obtaining any Micron Required Consents, including the consent of the lenders under the Financing Agreements to PixTech's assumption of liabilities thereunder; and provided, however, that such cooperation of Micron and PixTech hereunder shall not include any requirement of Micron or PixTech to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party. Without limiting the foregoing, with respect to the consents listed in the list of "Miscellaneous Software Contracts -Transfers Subject to Vendor Consent" set forth in Schedule 5.5 to the Micron Disclosure Schedule, Micron will request that the applicable vendor consent to the assignment of each such contract. If the applicable vendor gives its consent unconditionally, then such contract shall be considered an Assumed Contract. If the applicable vendor gives its consent conditioned upon the payment of any fee, then Micron shall so notify PixTech, and if PixTech agrees within 10 days (or such shorter period as the vendor may require) to pay such fee, then upon payment of such fee, such contract shall be considered an Assumed Contract. If the applicable vendor does not give its consent, or such consent is subject to any condition other than the payment of a fee, then such contract shall not be considered an Assumed Contract.

      SECTION  9.5.     Display Division Personnel.

          (a)  Schedule 9.5 to the PixTech Disclosure Schedule identifies
               ------------
approximately 40 employees of Display Division (the "Transferred Employees") to be offered employment by PixTech on terms substantially equivalent to the terms of their employment by Micron, except that each Transferred Employees will receive a salary from PixTech in an amount at least equal to the amount specified for such Transferred Employee, as a percentage of such Transferred Employee's current salary, in such Schedule. Micron agrees that it shall not offer employment to any Transferred Employee for a period of one year after the Closing Date. In addition, PixTech will establish a stock option pool in which the Transferred Employees will receive stock options for a total of 600,000 shares of PixTech Common Stock. Schedule 9.5 to the PixTech Disclosure Schedule
                                ------------
also identifies the number of PixTech stock options to be received by each Transferred Employee from such stock option pool. The exercise price for the stock options will be the lesser of (i) the PixTech Closing Market Price and (b) the average closing price for PixTech Common Stock for the five trading days ending three trading days prior to the date of grant.

          (b) Micron shall establish a [*] bonus pool to be allocated among the Transferred Employees who remain employed by PixTech as of the date which is six months after the Closing Date. The amount of the bonus to which each Transferred Employee will be entitled is set forth on Schedule 9.5 to the PixTech Disclosure
                                          ------------
Schedule. The scheduled bonus for any Transferred Employee who is not employed by PixTech at the end of the six month period will not be paid from such bonus pool, and such amount not paid shall not be used to increase the amount of any other Transferred Employee's bonus payable from such bonus pool. The bonuses will be payable by PixTech directly to the Transferred Employees, and Micron will reimburse PixTech for the aggregate amount of such bonuses paid (not to exceed [*] and to be paid in accordance with Schedule 9.5 to the PixTech
                                             ------------
Disclosure Schedule) within 10 business days after Micron receives evidence that such bonuses were paid.

          (c) On the Closing Date, and thereafter while employed by PixTech, each Transferred Employee shall cease to be covered under Micron's employee benefit plan and instead shall become covered under PixTech's employee benefit plans. Micron and PixTech agree that PixTech shall provide or cause to be provided to each Transferred Employee all notices required to be provided under applicable law, except to the extent applicable law requires such notice to be provided by Micron. Micron agrees to use commercially reasonable efforts to assist PixTech in the transition of the Transferred Employees to coverage under PixTech's employee benefit plan including, at PixTech's request, allowing PixTech to hold, on a commercially reasonable basis, employee benefit plan open enrollment meetings with the Transferred Employees at least thirty (30) days prior to the Closing Date on Micron's premises.

          (d) PixTech shall credit each Transferred Employee with all service with Micron prior to the Closing Date and with all amounts paid to each such employee prior to the Closing Date to the extent that service or pay is relevant under any employee benefit plan of PixTech for purposes of determining eligibility to participate, vesting and benefit accrual. PixTech shall also provide Transferred Employees with credit under its medical and dental employee benefit plans for deductible





[*] Confidential Information has been omitted and separately filed with the Commission. Confidential treatment requested with respect to the omitted portion.

and co-payment amounts made by the Transferred Employees under Micron's employee benefit plans prior to the Closing Date. Micron agrees to provide deductible and co-payment information with respect to the Transferred Employees as soon as is practicable following the Closing Date to effectuate such crediting of deductibles and co-payment amounts. Micron agrees to provide PixTech with service commencement date and prior compensation information with respect to each Transferred Employee as soon as practicable after the date upon which this Agreement is executed.

          (e) Commencing on the date of this Agreement, Micron and PixTech agree to cooperate fully with respect to the employment-related actions which are necessary or reasonably desirable to accomplish the transactions contemplated pursuant to this Agreement, including the provision of records and information as each may reasonably request (including job titles, short and long-term disability coverage, life insurance coverage, operator certification and workers' compensation records and information) and the making of all appropriate filings under the Law.

          (f) With respect to Transferred Employees who are required to be furnished a Form W-2 for the calendar year in which the Closing Date occurs, PixTech and Micron agree to follow the "standard procedure" set forth in Revenue Procedure 96-60 with respect to discharging their respective income and employment tax withholding and reporting obligations with respect to such employees.

          (g) As promptly as practicable after the Closing Date, Micron shall pay to the Transferred Employees all salary, overtime and other remuneration earned, accrued and payable for all periods up to the Closing Date in a manner consistent with Micron's policies for terminated employees.

      SECTION 9.6. Display Division Financing Arrangements. In connection with obtaining the consent of the lenders under the Display Division Financing Agreements to PixTech's assumption of liabilities thereunder, PixTech shall use its best efforts to cause Micron to be released from all liabilities thereunder, including, but not limited to, refinancing the assumed debt on commercially reasonable terms that are not necessarily comparable to the terms of the Financing Arrangements. Micron agrees, however, that in the event that, despite PixTech's best efforts, the lenders under the Financing Agreements do not agree to Micron's release prior to the Closing, then the Micron Guaranty shall be offered as credit support for the obligations of PixTech assumed thereunder. In consideration for the Micron Guaranty, and as support for PixTech's reimbursement obligations to Micron thereunder, PixTech shall grant in favor of Micron a security interest in the assets identified in Schedule 9.6, which security interest shall be evidenced by a security agreement in form and substance satisfactory to Micron (the "PixTech Security Agreement"), together with such financing statements and other filings as Micron may request to perfect such security interest. The Micron Guaranty shall be without a fee for a period of no longer than (x) six months from the Closing Date in the case of the Display Division Financing Agreement with BancBoston and (y) ten months from the Closing Date in the case of the Display Division Financing Agreement with Heller (such six month and ten month periods are each, an "Initial Period"). Notwithstanding the foregoing, PixTech shall use its best efforts to cause the Micron Guaranty to be released as soon as possible following the Closing Date. In the event the Micron Guaranty is not released with respect to the Display Division Financing Agreement with BancBoston or the Display Division Financing Agreement with Heller, as the case may be, within the applicable Initial Period, PixTech shall pay a non-refundable guaranty fee to Micron, payable in cash in U.S. dollars, in an amount equal to 8% per annum times the maximum principal amount guaranteed under the Micron Guaranty as of the last day of such month in respect of the Display Division Financing Agreement with BancBoston or the Display Division Financing Agreement with Heller, as applicable, payable on the first day of each month (and based on a year of twelve months) in advance until termination of the Micron Guaranty.

      SECTION  9.7.     Tax matters.

     (a) Allocation.  The parties hereto agree to allocate the Display Division
         ----------
Purchase Consideration (plus the all consideration attributable to the portion of the Assumed Liabilities which are treated as purchase price for federal income tax purposes) to each Acquired Asset in accordance with the applicable provisions of Section 1060 of the Code (such election and allocation being referred to herein as the "Price Allocation"). Without limiting the foregoing, each party hereto agrees that the PixTech Warrant has the value specified in the Price Allocation and represents a payment of such amount made as of the Closing Date. Accordingly, each party hereto shall adopt and utilize such Price Allocation for purposes of all Tax Returns filed by them and shall not voluntarily take any position inconsistent with the foregoing in connection with any examination of any Tax Return, any refund claim, any litigation proceeding or otherwise. In the event that the foregoing is disputed by any taxing authority, the party receiving notice of the dispute shall promptly notify the other parties hereto of such dispute and the parties hereto shall consult with each other concerning resolution of the dispute. Each party agrees to timely Internal Revenue Service Form 8594 reflecting the Price Allocation with its applicable federal Tax Return for the taxable year that includes the Closing Date.

     (b) Tax Returns.  Micron shall prepare and file, or cause to be filed, all
         -----------
Tax Returns for Micron for all periods which include the operations of the Acquired Business or the ownership of the Acquired Assets for any period ending on or before the Closing Date. Subject to the last sentence of this Section 9.7(b), Micron will make all payments required with respect to any such Tax Return. PixTech shall prepare and file, or cause to be filed, all Tax Returns of PixTech which include the operations of the Acquired Business or the ownership of the Acquired Assets for all periods as to which Tax Returns are due (without regard to extensions) after the Closing Date (other than for Taxes with respect to periods for which the Tax Returns of Micron will include the operations of the Acquired Business or the ownership of the Acquired Assets pursuant to the second preceding sentence). PixTech will make all payments required with respect to any such Tax Return; provided, however, that Micron will reimburse PixTech concurrently therewith to the extent that any payment PixTech is making relates to the operations of the Acquired Business or the ownership of the Acquired Assets for any period ending on or before the Closing Date, or otherwise relates to any Tax liability which is an Excluded Liability. For purposes of this Section 9.7(b), in the case of any taxable period commencing on or before the Closing Date and ending after the Closing Date, the portion of any Tax that relates to any period on or before the Closing Date shall be (i) in the case of a Tax that is not based on net income, gross income, sales, premiums or gross receipts, the total amount of such Tax for the taxable period in question multiplied by a fraction, the numerator of which is the number of days in the portion of such taxable period ending on or before the Closing Date, and the denominator of which is the total number of days in such taxable period, and
(ii) in the case of a Tax that is based on any of net income, gross income, sales, premiums or gross receipts, the Tax that would be due with respect to the portion of such taxable period ending on or before the Closing Date if such period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis. In the event that Micron shall have properly filed a Tax Return which includes a payment of Tax by Micron related to the operations of the Acquired Business or the ownership of the Acquired Assets for any period beginning after the Closing Date for which Micron cannot receive a refund, PixTech shall reimburse Micron for such Tax (calculated in the same manner as set forth in the immediately preceding sentence).

     (c) Taxes.  Micron will be responsible for and make all payments required
         -----
with respect to, and will indemnify PixTech from and against, (i) any liabilities of Micron for unpaid Taxes (with respect to the Acquired Business or the ownership of the Acquired Assets, or otherwise) for the periods ending on or prior to the closing Date, including without limitation any Tax for which Micron is responsible under Section 9.7(b) hereof, and (ii) any liability for any income, transfer, sales, use, or other similar Taxes arising in connection with the consummation of the transactions contemplated by this Agreement. The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Taxes described in clause (ii) of the preceding sentence.

     (d) Cooperation.  If Micron files any Tax Return which includes payment of
         -----------
any Tax for which PixTech is responsible under this Section 9.7, PixTech shall promptly reimburse Micron for such Taxes when such Tax Return is filed. If PixTech files any Tax Return which includes payments of any Tax for which Micron is responsible under this Section 9.7, Micron shall promptly reimburse PixTech for such Taxes when such Tax Return is filed. PixTech and Micron shall timely provide to each other all information and documents within their possession (or their auditors, advisors or affiliates) and signatures and consents necessary for each party to properly prepare and file the Tax Returns described in this
Section 9.7 or in connection with the determination of any Tax liability or any audit, examination or proceeding. Each party hereto shall reasonably cooperate (at their own expense) with the other party to obtain other information or documents necessary or appropriate to prepare and file Tax Returns or elections or necessary or appropriate in connection with the determination of any Tax liability or any audit, examination or proceeding.

                                  ARTICLE X
                         LICENSED INTELLECTUAL PROPERTY

      SECTION 10.1. Licensed Intellectual Property. Micron grants to PixTech a perpetual, royalty-free license, including the right to sublicense its Subsidiaries, to all Non-Patent Intellectual Property used in the Display Division Business, except that: (a) no license is granted under Intellectual Property relating to Micron's process technology, equipment recipes and wafer form probe and test used to manufacture and test single-crystal silicon-substrate-based FED baseplates; (b) no license is granted to use the trademark "MICRON" in any form or combination; and (c) no license is granted to any Micron-originated or Micron-owned software, or to any documentation or materials relating thereto.

     No license is granted to Micron Non-Patent Intellectual Property, except as expressly provided herein, and no license is granted, either expressly or by implication, if PixTech is in possession of, or later learns of or acquires Micron Intellectual Property which is not within the scope of the license grant above in the preceding paragraph of this Section. PixTech agrees to return any such Micron Intellectual Property which is not Licensed Intellectual Property to Micron, and agrees to take steps, where appropriate, to preserve the confidentiality of any such information which is not manifestly public information.

     The license granted to PixTech under any Micron patents is governed exclusively by the Patent License attached as Exhibit A to this Acquisition Agreement, and the license granted under this Section does not grant any rights under patents of Micron or under any patents which may issue to Micron in the future. No sublicense granted under this Section shall be broader than the license granted herein. Accordingly, no sublicense under this Section may include or grant any rights, license or authority under any patent of Micron, either now-issued or later-issued.

                                  ARTICLE XI
                             CONDITIONS TO CLOSING

      SECTION 11.1. Conditions to Obligations of Micron and PixTech. The obligations of Micron and PixTech to consummate the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities, and the purchase and sale of the Shares and PixTech Warrant, are subject to the satisfaction or waiver of the following conditions.

         (a) any applicable waiting period under the HSR Act relating to the sale of the Acquired Assets and the issuance of the Shares shall have expired or been terminated; and

         (b) no provision of any applicable law or regulation and no judgement, injunction, order or decree shall prohibit the consummation of the Closing.

      SECTION 11.2. Conditions to Obligations of Micron. The obligation of Micron to consummate the Closing is subject to the satisfaction of the following further conditions:

         (a) the Ancillary Agreements, in form and substance reasonably satisfactory to Micron, shall have been executed and delivered by the parties thereto (other than Micron) and shall be in full force and effect;

         (b)   PixTech shall have obtained the PixTech Stockholder Approval and the waiver of Sumitomo Corporation as to Section 10.11 of the Credit Agreement dated as of July 21, 1997 by and between PixTech and Sumitomo Corporation, as referenced on Schedule 6.5 to the
                                                          ------------
               PixTech Disclosure Schedule;

         (c) (i) PixTech shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of PixTech contained in this Agreement and in any certificate or other writing delivered by

               PixTech pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date, except for those representations and warranties that speak as of a specified date, which shall be true in all material respects at and as of such date, and (iii) Micron shall have received a certificate signed by an executive officer of PixTech to the foregoing effect;

          (d) the terms of the Micron Guaranty shall be reasonably acceptable to Micron;

          (e) actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not reasonably be expected to have a Material Adverse Effect as to Micron;

          (f) the offer and sale of the Shares and the PixTech Warrant pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration or qualification requirements of all applicable state securities laws;

          (g) Micron shall have received an opinion on behalf of PixTech, dated as of the Closing Date, from counsel to PixTech, in form and substance reasonably satisfactory to Micron;

          (h) Micron shall have received a copy of PixTech's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, certified by PixTech as fairly presenting, in conformity with GAAP applied on a consistent basis (except as may be indicated in such financial statements or the notes thereto), the consolidated financial position of PixTech and its consolidated Subsidiaries as at the date thereof and the consolidated results of their operations and cash flows for the period then ended;

          (i) Micron shall have been afforded an opportunity to review the agreements to which PixTech is a party referred to in Section 2.8(ii) to the Patent Cross License Agreement; and

          (j) Micron shall have received all documents it may reasonably request relating to the existence of PixTech and the authority of PixTech to enter into this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder, all in form and substance reasonably satisfactory to Micron.

      SECTION 11.3. Conditions to Obligations of PixTech. The obligation of PixTech to consummate the Closing is subject to the satisfaction of the following further conditions:

          (a) the Ancillary Agreements, in form and substance reasonably satisfactory to PixTech, shall have been executed and delivered by the parties thereto (other than PixTech) and shall be in full force and effect;

          (b) the PixTech Required Consents, including the PixTech Stockholder Approval, shall have been obtained;

          (c) (i) Micron shall have performed in all material respects of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Micron contained in this Agreement and in any certificate or other writing delivered by Micron pursuant hereto shall be true at and as of the Closing Date in all material respects, as if made at and as of such date, except for those representations and warranties that speak as of a specified date, which shall be true in all material respects at and as of such date, and (iii) PixTech shall have received a certificate signed by an officer of Micron to the foregoing effect;

          (d) actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not reasonably be expected to have a Material Adverse Effect as to PixTech;

          (e) PixTech shall have received an opinion on behalf of Micron, dated as of the Closing Date, from counsel to Micron, in form and substance reasonably satisfactory to PixTech;

          (f) PixTech shall be reasonably satisfied that Micron shall have ceased to engage in operations relating to the Small Area Display Business;

          (g) PixTech shall have received all documents it may reasonably request relating to (i) the existence of Micron and the authority of Micron to enter into this Agreement and the Ancillary Agreements, and to perform its obligations hereunder and thereunder and (ii) the conveyance of the Acquired Assets, all in form and substance reasonably satisfactory to PixTech.

                                  ARTICLE XII
                           SURVIVAL; INDEMNIFICATION

      SECTION 12.1. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until one year after the Closing Date, except for (a) any representation or warranty concerning (i) the authority of either party to execute this Agreement and the Ancillary Agreements, (ii) any environmental matters, which representations and warranties shall survive indefinitely, and (b) any representation or warranty concerning tax matters, which shall survive until the expiration or lapse of the applicable statute of limitations. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      SECTION  12.2.    Indemnification.

          (a) Micron hereby indemnifies PixTech and its Affiliates against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by PixTech or any of its Affiliates arising out of (i) any misrepresentation or breach of warranty made by or covenant of Micron pursuant to this Agreement, or (ii) any Excluded Liability; provided that (x) Micron shall not be liable under this Section 12.2 unless the aggregate amount of Damages with respect to all matters referred to in this Section 12.2(a) exceeds $100,000 in the aggregate and then only to the extent of such excess and (y) Micron's maximum liability under this Section 12.2(a) shall not exceed $7,000,000, and provided further that the limitation set forth in clauses (x) and (y) shall not apply to Damages in respect of Excluded Liabilities.

          (b) PixTech hereby indemnifies Micron and its Affiliates against and agrees to hold each of them harmless from any and all Damages incurred or suffered by Micron or any of its Affiliates arising out of (i) any misrepresentation or breach of warranty made by or covenant of PixTech pursuant to this Agreement or (ii) any Assumed Liability; provided that (x) PixTech shall not be liable under this Section 12.2(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 12.2 exceeds $100,000 in the aggregate and then only to the extent of such excess and (y) PixTech's maximum liability under this
               Section 12.2(b) shall not exceed $7,000,000, and provided further that the limitation set forth in clauses (x) and (y) shall not apply to Damages in respect of Assumed Liabilities.

      SECTION  12.3.      Procedures.

          (a) The party seeking indemnification under Section 12.2 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding ("Claim") in respect of which indemnity may be sought under such Section and will provide the Indemnifying Party such information with respect thereto that the Indemnifying Party may reasonably request. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.

          (b) The Indemnifying Party shall be entitled to participate in the defense of any Claim asserted by any third party ("Third Party Claim") and, subject to the limitations set forth in this Section, shall be entitled to control and appoint lead counsel for such defense, in each case at its expense.

          (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this
Section 12.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

          (d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearing, trials or appeals, as may be reasonably requested in connection therewith.

      SECTION  12.4.     Calculation of Damages.

          (a) The amount of any Damages payable under Section 12.2 by the Indemnifying Party shall be reduced by (i) any amounts recovered or recoverable by the Indemnified Party under applicable insurance policies and (ii) any tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Damages.

          (b) The Indemnifying Party shall not be liable under Section 12.2 for any consequential or punitive Damages or Damages for lost profits.

          (c) Notwithstanding any other provision of this Agreement to the contrary, if on the Closing Date the Indemnified Party knows of any information that would cause on or more of the representations and warranties made by the Indemnifying Party to be inaccurate as of the date made, the Indemnified Party shall have not right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof.

      SECTION 12.5. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to
Section 12.2 and the Indemnified Party could have recovered all or part of such Damages from a third party (a "Potential Contributor") based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

      SECTION 12.6. Exclusivity. Except as specifically set forth in this Agreement, PixTech waives any rights and claims PixTech may have against Micron, whether in law or in equity, relating to the Display Division Business. The rights and claims waived by PixTech include, without limitation claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Section 12.2 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement arising out of this Agreement or the transaction contemplated hereby.

                                 ARTICLE XIII
                                  TERMINATION

      SECTION 13.1. Grounds for Termination. This Agreement maybe terminated at any time prior to the Closing:

         (a)   by mutual written agreement of Micron and PixTech,

         (b) by either Micron or PixTech if the Closing shall not have been consummated on or before May 20, 1999;

         (c) by either Micron or PixTech if PixTech shall not have received the PixTech Stockholder Approval at a meeting of its stockholders duly convened therefor or at any adjournment thereof; or

         (d) by either Micron or PixTech if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

         (e) by Micron in the event of any action by the Board of Directors of PixTech to withdraw or modify its approval of this Agreement or the transactions contemplated hereby, or its recommendation to the stockholders of PixTech to grant the PixTech Stockholder Approval.

     The party desiring to terminate this Agreement pursuant to clauses 13.1
(b), (c), (d) or (e) shall give notice of such termination to the other party.

      SECTION 13.2. Effect of Termination. If this Agreement is terminated as permitted by Section 13.1, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach.



                                  ARTICLE XIV
                                 MISCELLANEOUS

      SECTION 14.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

       if to Micron,  to:

                  Micron Technology, Inc.
                  8000 S. Federal Way
                  Boise, ID 83716-9632
                  Attention:  General Counsel
                  Telecopy:   (208) 368-4540
                  Telephone:  (208) 368-4000

                  with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, California 94034
                  Attention:  John A. Fore, Esq.
                  Telecopy:   650-493-6811
                  Telephone:  650-493-9300

       if to PixTech, to:

                  PixTech, Inc.
                  Avenue Olivier Perroy
                  Zone Industrielle de Rousset
                  Rousset 13790 FRANCE
                  Attention:  President
                  Telecopy:   011-33-4-47-29-05-09
                  Telephone:  011-33-4-42-29-10-00

                  with a copy to:

                  Palmer & Dodge LLP
                  One Beacon Street
                  Boston, MA 02108-3190
                  Attention:  Michael Lytton, Esq.
                  Telecopy:   (617) 573-0100
                  Telephone:  (617) 227-4420

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      SECTION  14.2.     Amendments and Waivers.

        (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any or other further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 14.3. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

      SECTION 14.4. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

      SECTION 14.5. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

      SECTION 14.6. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 14.7. Entire Agreement. This Agreement, together with the Ancillary Agreements and the Non-Disclosure Agreement, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement, except for Section 16 of that certain letter of intent between the parties dated January 22, 1999, which shall survive execution of this Agreement.

      SECTION 14.8. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      SECTION 14.9. Disclosure Schedules. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the parties and (ii) the disclosure by a party of any matter in the

Schedules shall not be deemed to constitute an acknowledgment by the other party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material. If any Schedule discloses an item or information in such a way as to make its relevance to the disclosure required by another Schedule readily apparent, the matter shall be deemed to have been disclosed in such other Schedule, notwithstanding the omission of an appropriate cross-reference to such other Schedule.

     IN WITNESS WHEREOF, the parties hereto have caused this Acquisition Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    MICRON TECHNOLOGY, INC.



                                    By: /s/ Steven R. Appleton
                                        ----------------------
                                        Chairman and Chief Executive Officer



                                    PIXTECH, INC.



                                    By: /s/ Dieter Mezger
                                        -----------------
                                        Chairman and Chief Executive Officer

                    Amendment No. 1 to Acquisition Agreement

     This Amendment No. 1 to Acquisition Agreement (the "Amendment") is dated as of April 23, 1999 and amends that certain Acquisition Agreement (the "Acquisition Agreement") dated as of March 19, 1999 between Micron Technology, Inc. ("Micron") and PixTech Inc. ("PixTech"). Capitalized terms used but not defined herein shall have the meaning given them in the Acquisition Agreement.

     WHEREAS, Micron and PixTech have entered into the Acquisition Agreement relating to the acquisition by PixTech of certain assets of Micron's Display Division.

     WHEREAS, Micron and PixTech desire to amend the Acquisition Agreement as set forth herein.

     NOW THEREFORE, for good and valuable consideration, including the consideration referred to in paragraph 2 below, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

     1.   Amendments to Acquisition Agreement.

          1.1 Section 2.6 of the Acquisition Agreement shall be amended by deleting the last sentence thereof in its entirety.

          1.2 Schedule 1.1-B to the Acquisition Agreement shall be amended by deleting the contract entitled "DABT63-97-C-0001 executed March 25, 1997" from such Schedule.

     2. The parties hereto acknowledge and agree that as a result of the foregoing amendments, DARPA Contract No. DABT63-97-C-0001 executed March 25, 1997 (the "Specified Contract") will not be among the Assumed Contracts and Assumed Liabilities to be acquired by PixTech pursuant to the Acquisition Agreement, and the Specified Contract shall remain the asset and liability of Micron. In consideration for deleting the Specified Contract from the Assumed Contracts and Assumed Liabilities to be acquired by PixTech, PixTech agrees that it shall cooperate fully with Micron to permit Micron to satisfy all of its obligations under the Specified Contract. Among other things, PixTech agrees that (i) Micron shall be entitled to satisfy its obligations under the Specified Contract with all necessary assistance, whether technological, financial or otherwise, from PixTech, at no expense to Micron, (ii) if requested by Micron, PixTech shall cooperate with Micron to obtain an amendment to the Specified Contract, whether prior to or following the Closing, to provide that Micron may utilize PixTech's technology and fabrication resources, including its base plate technology, to manufacture displays required to be delivered by Micron to DARPA under the Specified Contract, and (iii) if requested by Micron, PixTech shall deliver to Micron, at no cost to Micron [*]. Each of the displays referenced in clause (iii) above shall have sufficient electronics to run video images from a PixTech-provided video source or sources. Process, design details, and all run cards and probe/test results of the foregoing displays will be provided to Micron by PixTech. Micron will have the right to share or use such information, documents and displays with the U.S. Department of Defense, as it deems appropriate.





[*] Confidential Information has been omitted and separately filed with the Commission. Confidential treatment requested with respect to the omitted portion.

Micron, together with representatives of the U.S. Department of Defense, will be allowed to observe and actively participate in any and all fabrication and testing steps in connection with the displays, and to discuss the fabrication and testing of the displays with PixTech technical staff. The parties further agree that in no event shall any activities by Micron to satisfy its obligations under the Specified Contract be construed as a violation of Micron's agreement not to compete set forth in Section 7.4 of the Acquisition Agreement, and the provisions of such Section 7.4 shall be suspended for such purpose.

     3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the day and year first above written.



                              MICRON TECHNOLOGIES, INC.

                              By: /s/ David A. Cathey, Jr.
                                  ------------------------
                                  Vice President and General Manager-
                                  Display Division


                              PIXTECH, INC.

                              By: /s/ Dieter Mezger
                                  -----------------
                                  President and Chief Executive Officer

                    Amendment No. 2 to Acquisition Agreement

     This Amendment No. 2 to Acquisition Agreement (the "Amendment") is dated as of May 17, 1999 and amends that certain Acquisition Agreement dated as of March 19, 1999, as amended by an Amendment No. 1 dated as of April 23, 1999 (as amended, the "Acquisition Agreement"), between Micron Technology, Inc. ("Micron") and PixTech Inc. ("PixTech"). Capitalized terms used but not defined herein shall have the meaning given them in the Acquisition Agreement.

     WHEREAS, Micron and PixTech have entered into the Acquisition Agreement relating to the acquisition by PixTech of certain assets of Micron's Display Division.

     WHEREAS, Micron and PixTech desire to amend the Acquisition Agreement as set forth herein.

     NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows.

     1.  Amendment to Acquisition Agreement.

          1.1 The second sentence of Section 9.4 of the Acquisition Agreement shall be amended by adding the following clause in front of the period at the end thereof:

     "(including any requirement that Micron expend any money or incur any expense or obligation to obtain additional or replacement software licenses)"

          1.2 The last sentence of Section 9.4 of the Acquisition Agreement shall be amended to read in full as follows:

     "If the applicable vendor does not give its consent, or such consent is subject to any condition other than the payment or a fee, or the giving of such consent would for any reason require Micron to obtain additional or replacement software licenses, then such contract shall not be considered an Assumed Contract."

          1.3 The last sentence of Section 9.5(a) to the Acquisition Agreement is amended to read in full as follows:

     "The exercise price of the stock options will be the lesser of (i) $2.25313 or (ii) the closing price for PixTech Common Stock on the Closing Date; provided that if the exercise price as so calculated is more than $1.825 per share, then PixTech will issue additional stock options to the Transferred Employees at such exercise price. The number of additional stock options to be issued will be mutually agreed upon by Micron and PixTech.

PixTech hereby agrees to indemnify Micron pursuant and subject to Article XII of the Acquisition Agreement from Damages incurred or suffered by Micron or any of its Affiliates as a result of the foregoing amendment to Section 9.5(a) to the Acquisition Agreement.

     2. PixTech hereby agrees that it will preserve all books, records, documents and technological and other information that PixTech acquires from Micron in connection with the

Acquired Assets and Assumed Liabilities for a minimum period of five years following the Closing Date. Micron and PixTech acknowledge that all such books, records, documents and technological and other information will be subject to the confidentiality provisions of the Non-Disclosure Agreement. Notwithstanding the foregoing, PixTech may dispose of, transfer, sell, convey, hypothecate, lease or deliver any of the Acquired Assets as it deems fit during such five year period.

     3. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their authorized officers as of the day and year first above written.



PIXTECH, INC.                             MICRON TECHNOLOGY, INC.

By: /s/ Dieter Mezger                     By: /s/ W.G. Stover, Jr.
    -----------------------------             -----------------------------
    President and Chief Executive             Vice President of Finance and
    Officer                                   Chief Financial Officer